Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2020 (except Note 7, as to which the date is June 19, 2020), with respect to the consolidated financial statements of Driven Brands Holdings Inc. (f/k/a RC Driven Holdings LLC) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

December 22, 2020